Exhibit Y

EXECUTION VERSION

JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of April 27, 2025 (this “Joinder Agreement”), to that certain Reinvestment Agreement, dated as of March 6, 2025 (as amended, restated, supplemented or modified from time to time in accordance with the terms thereof, the “Agreement”), by and among Stefano Pessina, a Monégasque citizen (“SP”), Alliance Santé Participations S.A., a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg (“ASP” and, ASP together with SP, the “Investors” and each, an Investor) and Blazing Star Parent, LLC, a Delaware limited liability company (“Sycamore Parent”), is entered into by and between SP, ASP, Alliance Sante Participations Ltd., an exempted company incorporated in the Cayman Islands with limited liability (Registration No. 411380) (“ASP Ltd.”) and Sycamore Parent. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (including such terms as are defined by reference to their definitions in the Merger Agreement).

WHEREAS, ASP Ltd. is a wholly controlled Affiliate of SP and constitutes an ASP Permitted Transferee under Section 2.4 of the Interim Investors Agreement;

WHEREAS, on the date hereof (i) SP has sold, assigned, transferred and conveyed to ASP Ltd. the entirety of his holding of 832,258 shares of Company Common Stock (being all the Existing Shares held of record by SP) and (ii) ASP has sold, assigned, transferred and conveyed to ASP Ltd. the entirety of its holding of 144,788,821 shares of Company Common Stock (being all the Existing Shares held of record by ASP), each of which transfers constitutes an SP Permitted Transfer under Section 2.4 of the Interim Investors Agreement;

WHEREAS, Section 9 of the Agreement expressly permits each of the Investors to assign its rights and obligations under the Agreement to any transferee to which it transfers its Existing Shares pursuant to and in compliance with Section 2.4 of the Interim Investors Agreement; provided that the transferee signs a joinder to the Agreement agreeing to be bound by its terms; and

WHEREAS, the parties hereto desire to execute this Joinder Agreement to evidence ASP Ltd.’s agreement to be bound by the terms of the Agreement and its right to enforce the Agreement as the permitted assign of the Investors.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:

1.             Agreements of ASP Ltd.

(a)          By executing and delivering this Joinder Agreement, effective as of the date hereof, ASP Ltd. hereby agrees to become a party to, to be bound by, and to comply with all the terms and provisions of the Agreement as applicable to the Investors in the same manner as if ASP Ltd. were an original signatory to the Agreement. Without limiting the foregoing, ASP Ltd. hereby assumes the obligations of the transferring Investors with respect to the Existing Shares transferred, including the obligation to consummate, subject to the terms and conditions of the Agreement and the Merger Agreement, the Reinvestment and to purchase the Topco Interests.

(b)          In addition, by executing and delivering this Joinder Agreement, ASP Ltd. hereby makes mutatis mutandis, as of the date hereof and as of the Reinvestment (and, as applicable, as of the Subsequent Shields Reinvestment Closing) the same representations and warranties, subject to the same qualifications and limitations, as made by the Investors in the Agreement.

2.             Acknowledgement of Sycamore Parent.  By acknowledging this Joinder Agreement, Sycamore Parent hereby acknowledges and agrees that ASP Ltd. shall have the right to assume and enforce all the rights, benefits and interests of the Investors, as their permitted assign, pursuant to and in accordance with the Agreement and the term “Investor” shall be interpreted for all purposes to include ASP Ltd.

3.             Schedule 1.  Effective as of the date hereof, Schedule 1 to the Agreement is amended and restated in its entirety and replaced by Schedule 1 attached hereto.

4.            Notices. Any notice to ASP Ltd. required or permitted by the Agreement shall be given to the address listed below ASP Ltd.’s signature below.

5.             No Amendment.  Except as expressly provided herein, the Agreement shall continue in full force and effect according to its terms. For the avoidance of doubt, this Joinder Agreement is not intended to, and does not, novate the Agreement, and nothing herein shall relieve the Investors of any of their obligations thereunder.

6.             Miscellaneous.  The provisions of Sections 6, 7, 9, 10, 11, 12, 13, 14, 15, 16 and 17 of the Agreement are incorporated herein by reference and shall apply mutatis mutandis to this Joinder Agreement.

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[Remainder of page intentionally blank; signature pages follow]

               IN WITNESS WHEREOF, the parties have hereby executed this Agreement as of the date first above written.

Alliance Sante Participations LTD.

By:	/s/ Stefano Pessina
	Name:	Stefano Pessina
	Title:	Director

By:	/s/ Ben Burman
	Name:	Ben Burman
	Title:	Director

Address for Notices:

c/o The Family Office
24, boulevard du Ténao
98000 Monaco
Attention: Ben Burman

INVESTORS:

Alliance SantÉ Participations S.A.

By:	/s/ Simone Retter
	Name:	Simone Retter
	Title:	Président (Chairman)

By:	/s/ Stefano Pessina
	Name:	Stefano Pessina
	Title:	Administrateur (Director)

STEFANO PESSINA

/s/ Stefano Pessina
Stefano Pessina

[Signature Page to Joinder Agreement – Reinvestment Agreement]

Acknowledged and Agreed

BlAZING STAR PARENT, LLC

By:	/s/ Kevin Burke
	Name:	Kevin Burke
	Title:	Vice President and Secretary

[Signature Page to Joinder Agreement – Reinvestment Agreement]